                                                                     EXHIBIT 2.1

THIS BEACON CENTRE CONTRIBUTION AGREEMENT ("Agreement") is made as of this 2nd day of January, 1998, by and between Armando Codina, Codina West Dade Development Corporation, a Florida Corporation (together, "Codina"), Codina Family Investments, Ltd., a Florida limited partnership ("CFI"), The Benenson Capital Company, a New York general partnership, Raha Associates, Inc., a Florida corporation (together, "Benenson"), Laurence Tisch, Preston Tisch (together, "Tisch" and with Codina, CFI and Benenson, "Contributors" and each, a "Contributor"), Raha Associates II, Inc., a Florida corporation (the "Raha II Corporation"), Codina West Dade Development Corporation No. 5, a Florida corporation (the "Codina No. 5 Corporation"), Weeks Realty, L.P., a Georgia limited partnership ("Acquirer") and Weeks Corporation, a Georgia corporation (for the purpose set forth below).

                                  WITNESSETH:

     In consideration of TEN DOLLARS and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the mutual covenants and agreements set forth herein, the parties hereto do hereby agree as follows:

1.   Contribution.
     ------------

     1.1.  Contribution of Partnership Interests.  Codina agrees to contribute
           -------------------------------------
          and assign to Acquirer and Acquirer agrees to acquire and accept subject to and in accordance with the terms and conditions stated herein, all of Codina's right, title and interest in and to Codina/Tradewind, Ltd. a Florida limited partnership (the "CT Partnership Interest"). Codina and CFI agree to contribute and assign to Acquirer and Acquirer agrees to acquire and accept subject to and in accordance with the terms and conditions stated herein all of their rights, title and interests in Codina/Tradewind No. 4 Ltd., a Florida limited partnership (the "CT No. 4 Partnership Interest" and together with the CT Partnership Interest, the "Codina Partnership Interests"). Benenson and Tisch agree to contribute and assign to Acquirer and Acquirer agrees to acquire and accept subject to and in accordance with the terms and conditions stated herein, all of their rights, title and interests in and to Raha Associates, Ltd. a Florida limited partnership (the "Raha Partnership Interests" and, together with the Codina Partnership Interests, the "Partnership Interests").

     1.2.  Weeks Affiliates.  Acquirer may designate an affiliate to acquire any
           ----------------
          portion of the Partnership Interests, provided that Acquirer shall remain liable for all of its obligations under this Agreement.

2.   Consideration.
     -------------

     2.1.  Total Consideration.  The total consideration from Acquirer in
           -------------------
          respect of the contribution of the Partnership Interests is the sum of ONE HUNDRED SEVENTY THREE MILLION, SEVEN HUNDRED THOUSAND AND NO/100 DOLLARS ($173,700,000) (the "Acquisition Consideration"). The Acquisition Consideration shall be paid in the manner set forth below in this Section 2.

     2.2.  Assumption and Repayment of Loans.  Acquirer shall assume (subject to
           ---------------------------------
          the existing exculpatory provisions) or take subject to, as New York Life Insurance Company agrees, the existing first mortgage loans with New York Life Insurance Company and will at Closing (as defined in
          Section 8.1 hereof) repay at par the existing construction and partner loans (which amounts and obligors are set forth in Schedule A hereto). The aggregate amount of the principal and accrued interest of the loans as set forth on Schedule A hereto shall be paid by Acquirer at Closing and credited against the Acquisition Consideration and Contributors shall be entitled to the release of, or credit for, any escrows in respect of such loans to the extent such escrows are not included in Current Assets pursuant to the balance sheet adjustment to be made pursuant to Section 2.4 hereof. Acquirer hereby indemnifies Contributors against any and all claims, losses and liabilities under the assumed, or taken subject to, New York Life Insurance Company loans, arising on or after the Closing date.

     2.3.  Net Equity.  The remaining balance of the Acquisition Consideration,
           ----------
          after the assumption (or taking subject to) or repayment of debt, shall be paid, on the date of Closing, in the combination of cash and common units of limited partnership interest of Acquirer having the terms described in Section 3 hereof ("Common Units") as set forth in Schedule B hereto provided, however, that there will be no fractional Common Units, and any fractions will be paid in cash. This amount shall be increased or decreased, as appropriate, by the consideration adjustment which shall be calculated pursuant to and in the manner set forth in Section 2.4 hereof.

     2.4.  Acquisition Consideration Adjustment.  The Acquisition Consideration
           ------------------------------------
          shall be (i) increased by the amount by which the combined Current Assets of New World Partners Joint Venture, New World Partners Joint Venture Number Two, New World Partners Joint Venture Number Three and New World Partners Joint Venture Number Four (such partnerships collectively, the "New World Partnerships") exceed the combined Current Liabilities of the New World Partnerships at the date of Closing or (ii) decreased by the amount by which the combined Current Liabilities of the New World Partnerships exceed the combined Current Assets of the New World Partnerships at the date of Closing. The Current Assets and Current Liabilities shall be determined in accordance with generally accepted

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

          accounting principles with the following modifications: (i) the current portion of any liability, and any accrued interest on any liability, which is paid or assumed pursuant to Section 2.2 hereof shall not be included in Current Liabilities, (ii) a current liability shall be accrued for any assessment liens which are certified, or the work for which has been substantially completed, as of the date of Closing, (iii) a liability shall be accrued for leasing commissions and unfunded tenant improvements (including the completion of building #38 - the Office Max building) which will become payable under an existing lease of a portion of the Property (however, a liability shall not be accrued for leasing commissions which may become payable in the event a lease is renewed, extended or expanded, or some other option under a lease is exercised, in the future), (iv) no liability shall be accrued, and Contributors shall be reimbursed for any amounts expended which do not constitute Current Assets, for obligations or payments to tenants or to others arising from leases executed after November 17, 1997, provided, however, that Acquirer shall have approved any such leases, (v) liability for the sales tax assessment proposed by the Florida Department of Revenue shall not be accrued nor shall escrows in respect thereof be included in Current Assets, and
          (vi) any liability directly attributable to the Properties which would have been assumed and not prorated or adjusted if Acquirer had purchased the Properties directly and not through a contribution of partnership interests shall not be accrued. The adjustment provided for in this Section shall be made at Closing based upon the December 31, 1997, consolidated Balance Sheet of the New World Partnerships, provided that if a consolidated Balance Sheet for the New World Partnerships with a date closer to the date of the Closing can be produced, such consolidated Balance Sheet shall be utilized. Within 30 days after the final audit, but in no event later than 12 months after the date of the Closing, the adjustment provided for in this Section shall be brought forward to the date of the Closing with such final adjustments as can be made with information available during this period. If the parties are unable to agree upon the final adjustment, the matter shall be submitted to a nationally recognized firm of certified public accountants reasonably acceptable to the parties and such firm's determination shall be final and binding on the parties. The terms "Property" and "Properties" as used in this Agreement shall refer to the real property owned by the New World Partnerships as set forth in Schedule I hereto.


3.   Common Units.
     ------------

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

     3.1.  Common Unit Value.  Common Unit value, computed as the average
           -----------------
          closing price for Weeks' common stock for the 20 trading days immediately preceding the signing of the Term Sheet, November 21, 1997, is $30.4875. The Common Units will rank pari passu with and be entitled to the same rights (including, the right to distributions) as all of the units held by the general partner and its affiliates (other than the Preferred Partnership Units), as set forth in the amendment to Acquirer's partnership agreement in the form attached hereto as Exhibit B. Contributors shall have the right to convert each Unit into one share of Weeks Corporation Common Stock subject to the terms of the anti dilution provisions, including the anti dilution Conversion Factor, of the rights terms (the "Rights Terms") attached as Exhibit A hereto, and subject to Acquirer's right to instead pay the cash equivalent thereof.

     3.2.  Amendment to Partnership Agreement.  Acquirer shall amend its
           ----------------------------------
          partnership agreement to admit Contributors as limited partners pursuant to an amendment in the form attached hereto as Exhibit B.

     3.3.  Restrictions on Common Units Issued to Codina and CFI.  Common Units
           -----------------------------------------------------
          issued to Codina and CFI will be transferrable subject to the restrictions on transfer contained in the last two sentences of
          Section 9.2 and Section 9.4 of Acquirer's partnership agreement, and, notwithstanding the foregoing, such Common Units will be restricted from sale, conversion or transfer until the earlier to occur of (i) three months from the date of Closing if Codina has not been appointed to Weeks Corporation's Board of Directors within such three month period, (ii) if Codina is appointed to the Weeks Corporation Board of Directors, the date that his term as a Director expires if he is not re-elected to the Board of Directors, (iii) the death of Codina or
          (iv) three years from the date of Closing (such date, the "Expiration Date"), except for transfers to Codina family members and trusts for the benefit of Codina family members and to entities entirely owned by any combination of the foregoing. Such Common Units will be convertible from time to time in accordance with the Rights Terms at the holders' option from and after the Expiration Date into common stock of Weeks Corporation, which may be sold pursuant to a resale shelf registration statement, or, at the election of Acquirer (after a holder exercises its conversion option), into the cash equivalent of such stock.

     3.4.  Restrictions on Common Units Issued to Tisch and Benenson.  Common
           ---------------------------------------------------------
          Units issued to Tisch and Benenson will be transferrable subject to the restrictions on transfer contained in the last two sentences of section 9.2 and Section 9.4 of Acquirer's partnership agreement, and will be convertible from time to time in accordance with the Rights Terms at the holders' option exercisable at any time into common stock of Weeks Corporation which may be sold pursuant to a resale shelf registration statement, or, at the election of Acquirer (after the holder exercises its conversion option), into the cash equivalent of such stock.

     3.5.  Registration of Shares.  Pursuant to, and as more particularly set
           ----------------------
          forth in, the Registration Rights Agreement attached hereto as Exhibit C, Weeks Corporation shall file a shelf registration statement with the SEC for the shares into which such Common Units are convertible within 10 business days after the date of Closing for Tisch and Benenson and within 10 business days after the Expiration Date for Codina and CFI. Weeks Corporation shall at its sole cost and expense
          (i) use its best efforts to have each such shelf registration declared effective as soon as possible, (ii) notify the respective Contributors immediately upon receiving notice that each such shelf has been declared effective, (iii) use its best efforts to keep each such shelf effective for so long as is necessary to permit resales by Tisch, Benenson, CFI and Codina, as appropriate, and (iv) take any and all actions reasonably necessary and appropriate to enable Tisch, Benenson, CFI and Codina to resell such shares pursuant to the appropriate shelf registration statements.

4.   Covenants.
     ---------

     4.1.  Lock-Up of Properties.  Acquirer shall not sell or in any way
           ---------------------
          transfer (as distinguished from any financing thereof, which is expressly hereby permitted) any of the partnership interests or properties owned directly or indirectly by the partnerships whose interests are being contributed in a manner that would cause a gain to be recognized to any Contributor for U.S. federal income tax purposes for a period of 60 months from the date of Closing. The foregoing notwithstanding, neither the involuntary foreclosure or any conveyance in lieu thereof of the New York Life Insurance Company loans nor the sale of the Properties as part of a sale of all or substantially all of Acquirer's assets shall constitute a violation of this covenant.

     4.2.  Capital Account Revaluation and Gain Allocation.  Acquirer shall, in
           -----------------------------------------------
          connection with the contribution of the contributed interests hereunder, revalue its property and increase or decrease the capital accounts of its preexisting partners to reflect such revaluation in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and Acquirer shall comply with the requirements of Treasury Regulation
          Section 1.704-1(b)(2)(iv)(f)(1)-(5). Acquirer agrees to use the "traditional" method described in Treasury Regulation Section 1.704-3(b) in allocating income, gain, loss or deduction with respect to the contributed interests pursuant to Section 704(c) of the Internal Revenue Code.

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

     4.3.  Final Tax Returns.  Contributors shall at their sole expense cause
           -----------------
          1997 and 1998 (through the Closing) federal and state, if applicable, tax returns to be filed for the New World Partnerships, Codina/Tradewind, Ltd., Codina/Tradewind No. 4, Ltd. and Raha Associates, Ltd., and Contributors shall at their sole expense cause all federal and state, if applicable, tax returns to be filed for New World Partners Joint Venture Number Five, Raha Associates II, Ltd. and Codina/Tradewind No. 5, Ltd. through the closing of that contribution pursuant to Section 5.1 hereof.

     4.4.  Continued Operation of the Properties.  From the date hereof until
           -------------------------------------
          the date of Closing, Contributors shall continue to operate the Properties in the ordinary course of their business and consistent with their current business practices and policies, and Contributors shall not sign any new leases or material agreements without the prior consent of Acquirer, which consent shall not be unreasonably withheld or delayed.

     4.5.  Exclusive Dealing.  From the date hereof until the date of Closing,
           -----------------
          Contributors shall not market, encumber, convey, negotiate to convey or commit to convey all or any portion of the Properties to any third party.

     4.6.  Administrative Proceeding in respect of the Pre Closing Period.
           --------------------------------------------------------------
          Contributors shall be entitled to any refund received from the government and any payments made by the tenants, including release of the tenant escrows, with regard to the sales and use tax deficiency asserted against New World Partners Joint Venture, New World Partners Joint Venture Number Two and New World Partners Joint Venture Number Three by the Florida Department of Revenue which is currently the subject matter of that certain administrative proceeding pending before the State of Florida Division of Administrative Hearings (and will return such tenant escrows to the tenants as appropriate), and Contributors shall have sole control of, (and Acquirer may at its own cost participate as an observer in), (i) the proceeding and (ii) any settlement or disposition of the government's claim; provided, Contributors shall have no authority to settle such claim in any manner that subjects Acquirer or any of the New World Partnerships to such liability in respect of the pre Closing period unless Contributors indemnify Acquirer for such liability. The foregoing notwithstanding, Acquirer shall employ all reasonable good faith efforts to collect such liability from the tenants, provided that it shall not be obligated to unreasonably jeopardize its tenant relations. Contributors shall severally and not jointly indemnify Acquirer for any liability arising from such sales tax liability related to the subject matter of the proceeding, to the extent such liability is attributable to payments during the period

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

          prior to the date of Closing and not funded through reimbursements received from the tenants.

5.   Other Transactions Involving the Parties.
     ----------------------------------------

     5.1.  Building #13.  Contributors, the Raha II Corporation and the Codina
           ------------
          No. 5 Corporation shall have the obligation on the Building No. 13 Valuation Date (as defined in Schedule C hereto) to sell, and Acquirer shall have the obligation to acquire, the partnership interests of Raha Associates II, Ltd. and Codina/Tradewind No. 5, Ltd., which own New World Partners Joint Venture Number Five, which owns the real estate set forth in Schedule D hereto (building #13, which shall have been constructed and completed substantially in accordance with the plans and specifications set forth in Schedule E hereto), to Acquirer for a minimum consideration of $4.8 million. The actual consideration (which will be paid in cash) will be calculated based on a capitalization rate of 8.7% on the Net Operating Income (as defined in Schedule C hereto). Notwithstanding the foregoing, in no event shall the consideration required to be paid by Acquirer be less than $4.8 million, provided that the consideration shall be adjusted if necessary pursuant to Section 2.4 hereof (other than clauses (iii),
          (iv) and (v)), calculated effective as of the Building No. 13 Valuation Date and, with respect to the second clause (i) of Section 2.4, calculated with respect to the debt relating to building #13. Such consideration shall be allocated among Contributors in the manner set forth in Schedule F hereto. All of the covenants set forth in
          Section 4 hereof (other than Sections 4.1, 4.2, 4.4 and 4.6), the representations, warranties and indemnities set forth in Section 6 hereof, the closing ("closing" in this context refers to the closing of the sale contemplated in this Section 5.1) conditions set forth in
          Section 7 hereof (other than Sections 7.2.3 and 7.3), the closing costs set forth in Section 8.3 (other than Section 8.3.2), the closing documents set forth in Sections 8.4.1 and 8.4.5 and the additional miscellaneous covenants set forth in Section 10 hereof shall apply, mutatis mutandis, to such contribution.
          ------- --------

     5.2.  Plots #31, #32 and #42.  Tisch and Benenson shall have the right
           ----------------------
          exercisable for a period of 180 days after the date which is 18 months from the Closing date, to contribute by limited warranty deed good and marketable fee simple title to plots #31, #32 and #42, the legal description of which are described in Schedule K hereto, to Acquirer, subject only to the Permitted Exceptions set forth on Schedule L hereto and such other matters affecting title occurring after December 1, 1997 as shall reasonably be approved by Acquirer, for a total consideration value of $4 million, with $550,000 of such amount allocated to plot #42 and the

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

          remaining $3.45 million allocated to plots #31 and #32, provided that in each case the vested development rights described in Schedule G hereto are in force and Tisch and Benenson shall not have applied for any zoning changes without Acquirer's prior consent, which consent shall not be unreasonably withheld. Such consideration shall be paid in any combination of cash and/or Common Units, as specified by Tisch and/or Benenson on the date of the put. For the purposes of this section, Unit value will be computed as the average closing price for Weeks' common stock for the 20 trading days immediately preceding the exercise of the put (as to all other terms, the Common Units will be identical to those described in Section 3 hereof). If a portion of plots #31 and #32 is sold, then the price to be paid by Acquirer upon exercise of the put by Tisch and Benenson shall be reduced using the per square foot values included in the conceptual site plan attached as Exhibit D, provided that the remaining land that is to be put to Acquirer is reasonably commercially developable and is a separate subdivision or subdivisions. If any dispute arises over whether such remaining land is commercially developable, the parties agree to negotiate in good faith to resolve such dispute, and if the parties are unable to resolve the dispute on their own, each party agrees to submit such dispute to expedited binding arbitration in accordance with the rules of the American Arbitration Association. All of the representations, warranties and indemnities set forth in Section 6 hereof, the closing ("closing" in this context refers to the land transaction contemplated in this Section 5.2) conditions set forth in
          Section 7 hereof (other than Sections 7.2.3 and 7.3), the closing costs set forth in Section 8.3 hereof (other than Section 8.3.2) and the additional miscellaneous covenants set forth in Section 10 hereof shall apply, mutatis mutandis, to such contribution. Ad valorem
                       ------- --------
          property taxes and other revenues and expenses of, and impounds, repayments, or other deposits affecting or related to, plots
          #31, #32 and #42 (excluding insurance costs and premiums) will be prorated as of 12:00 a.m. on the closing date. Special assessment liens certified, or for which the work has been substantially completed, as of the closing date will be paid by Tisch and Benenson. Tisch and Benenson will pay the cost of documentary tax stamps and documentary surtax stamps required to be affixed to the deed of conveyance. At the closing of the sale of any, all or portions of plots #31, #32 and #42, Tisch and Benenson shall deliver such affidavit(s) or certification(s) as reasonably may be required to induce the title agent and/or underwriter to issue the owner's title insurance policy insuring such plots.

     5.3.  Building #7.  If building #7 is sold to the tenant, pursuant to its
           -----------
          exercise prior to the date hereof of its existing option to purchase, before March 2, 1998, an adjustment will be made to reflect the amount, if any, by which

          $4 million exceeds the net sale proceeds derived from the sale to such tenant after deduction for brokerage commission, if any, incurred by Acquirer in connection with such sale, provided, however, that such adjustment shall not exceed $500,000. Such adjustment shall be credited against the anticipated consideration from Acquirer in respect of the contribution of the partnership interests of Raha Associates II, Ltd. and Codina/Tradewind No. 5, Ltd. pursuant to
          Section 5.1 hereof.

     5.4.  Building #15.  If building #15 is sold to the tenant, pursuant to its
           ------------
          exercise prior to the date hereof of its existing option to purchase, before November 1, 1998, an adjustment will be made to reflect the amount, if any, by which $2,700,000 exceeds the net sale proceeds derived from the sale to such tenant after deduction for brokerage commission, if any, incurred by Acquirer in connection with such sale, provided, however, that such adjustment shall not exceed $193,431. If such sale occurs prior to the contribution of the partnership interests of Raha Associates II, Ltd. and Codina/Tradewind No. 5, Ltd. pursuant to Section 5.1 hereof, such adjustment shall be credited against the anticipated consideration from Acquirer in respect of such contribution, otherwise Contributors shall severally indemnify Acquirer for this adjustment.

     5.5.  Master Leases.  The existing arrangements on the space vacated early
           -------------
          by Emery Worldwide, Inc., in building #1, with Beacon Industrial Park Joint Venture, and on the space to be vacated early by Ingram Micro, Inc., in building #18, with Beacon at 97th Joint Venture, will remain in effect.

6.   Representations, Warranties and Indemnities.
     -------------------------------------------

     6.1.  Acquirer.  Acquirer represents and warrants to Contributors, as of
           --------
          the date of this Agreement and as of the Closing, that:

          6.1.1. Acquirer is a duly organized validly existing limited partnership, is properly treated as a partnership for tax purposes, and has full power and authority to enter into this Agreement with Contributors and to perform all of Acquirer's obligations hereunder and no additional consents or approvals are required for the consummation of the transactions contemplated hereunder, other than the registration of the shares into which the Common Units are convertible, which Weeks Corporation shall use its best efforts to accomplish pursuant to Section 3.5 hereof.

          6.1.2. The Common Units which Contributors will receive at Closing will, at Closing, be validly and duly issued, fully paid, non-assessable and free of all liens and encumbrances and this Agreement, the Second Amended and Restated Agreement of Limited Partnership of Weeks Realty, L.P. as amended, and the option to convert the Common Units into validly issued, fully paid, non-assessable and unencumbered shares of Weeks Corporation or cash will at Closing be enforceable in accordance with their terms.

          6.1.3.  SEC Documents.  Acquirer and Weeks Corporation have filed all
                  -------------
                  material reports, schedules, forms, statements and other documents required to be filed by them with the Securities and Exchange Commission ("SEC") (the "SEC Documents"). Acquirer and Weeks Corporation have caused to be delivered to Contributors true, correct and complete copies of the Second Amended and Restated Agreement of Limited Partnership of Weeks Realty, L.P., as amended, and will cause to be delivered to Contributors copies of any documents as may be filed by Acquirer and/or Weeks Corporation pursuant to the Securities Act of 1933 and the Securities and Exchange Act of 1934 (the "1933 Act" and the "1934 Act", respectively) from the date hereof to the Closing date. The SEC Documents were, and all additional documents filed in the future with the SEC will be, prepared and filed in compliance with the 1933 Act and the 1934 Act and the rules and regulations promulgated by the SEC, and do not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances under which they were made or will be made, not misleading.

          6.1.4.  Completion of Due Diligence.  Acquirer acknowledges that it
                  ---------------------------
                  has been given the opportunity to examine, inspect, study and investigate, and has already completed such examination, inspection, studies and investigations of, the properties and information regarding the properties, including economic, financial, physical and environmental due diligence and review of title and survey, and Acquirer is fully satisfied with the results. Acquirer is not relying on any representations and warranties of Contributors other than as expressly and to the extent set forth herein and in the other Agreements in this transaction.

     6.2.  Contributors.  Contributors severally and not jointly represent and
           ------------
          warrant to Acquirer, as of the date of this Agreement and as of the Closing, that:

          6.2.1. Contributors have full power and authority to enter into this Agreement with Acquirer and to perform all of Contributors' obligations hereunder and no additional consents or approvals are required for the consummation of the transactions contemplated hereunder, and this Agreement is enforceable against Contributors in accordance with its terms. This representation shall survive for a period of 18 months from the date of Closing.

          6.2.2. None of the partnerships whose interests are being contributed or the New World Partnerships have any undisclosed liabilities unrelated to the property or business of the partnerships, and the development, ownership and operation of Beacon Centre and matters relating thereto is and has been the only business of the partnerships. Contributors hereby severally (and not jointly) indemnify Acquirer against damages arising from undisclosed liabilities for which Acquirer would not have been subject to had it bought all of the properties directly and not through a contribution of partnership interests (which shall be deemed to include, without limitation, any liability which may arise as a result of the accidental death of Robert Scott Frederick on parcel 53 of the Property, with respect to which Acquirer shall be deemed to have given Contributors notice thereof within the meaning of clause (i) below); provided that (i) Acquirer shall notify Contributors immediately upon receiving notice of the existence of such a liability and (ii) Contributors shall have sole control of any proceeding relating to or arising from such a liability and Contributors shall have sole control of any settlement or disposition of any such claims (except that such settlement or disposition shall not shift the liability to Acquirer). This indemnity shall survive for a period of 18 months from the date of Closing.

          6.2.3. Contributors have good title to the partnership interests being contributed free of any undisclosed liens or encumbrances, and such partnerships have good title to their interests in the New World Partnerships free of any undisclosed liens or encumbrances. This representation shall survive for a period of 18 months from the date of Closing.

          6.2.4. Contributors are contributing to Acquirer 100% of all of the partnership interests in Raha Associates, Ltd., Codina/Tradewind, Ltd. and Codina/Tradewind No. 4, Ltd. Such partnerships own 100% of all of the partnership interests in the New World Partnerships. Contributors, the Raha II Corporation and the

                  Codina No. 5 Corporation are contributing
                  100% of all of the partnership interests in Raha Associates II, Ltd. and Codina/Tradewind No. 5, Ltd. Such partnerships own 100% of all of the partnership interests in New World Partners Joint Venture Number 5. This representation shall survive for a period of 18 months from the date of Closing.

          6.2.5. Contributors have provided Acquirer with true and correct copies of the partnership agreements and any amendments thereto for the partnerships whose interests are being contributed and for the New World Partnerships This representation shall survive for a period of 18 months from the date of Closing.

          6.2.6. With regard to the Common Units issued and to be issued pursuant hereto:

                  a. Contributors that are acquiring Common Units are so acquiring them for their own accounts and not with a view to, or for sale in connection with, the "distribution", as such term is used in Section 2(11) of 1933 Act, as amended, of any of Common Units in violation of the 1933 Act.

                  b. Each Contributor acquiring Common Units is an "accredited investor", as that term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

                  c. Each Contributor acquiring Common Units understands that the Common Units have not been registered under the 1933 Act by reason of a specific exemption from the registration provisions of the 1933 Act that depends upon, among other things, the nature of the investment intent and the accuracy of such Contributor's representations as expressed herein.

                  d. No such Contributor has relied on Acquirer or Weeks Corporation or any person or entity affiliated with Acquirer or Weeks Corporation for business, legal or tax advice in connection with the transactions contemplated hereby, and each such Contributor has looked solely to its own advisors on such matters.

                  e. Each such Contributor has such knowledge and experience in financial and business matters that such Contributor is capable of evaluating the merits and risks of the purchase of the Common Units pursuant to this Agreement and of protecting such Contributor's interests in connection herewith.

     6.3.  Prior Knowledge of Problem.  In no event shall Contributors be liable
           --------------------------
          after the Closing date for a misrepresentation or breach of warranty hereunder, if such misrepresentation or breach was disclosed in writing to Acquirer (or its counsel) on or prior to the Closing date (provided that disclosure to Acquirer of the Robert Scott Frederick matter to which reference is made in Section 6.2.2 hereof shall not be deemed to disqualify Acquirer from the benefit to Contributors' indemnity against damages relating thereto as provided in said Section 6.2.2).

     6.4.  Transfer Taxes.  Contributors hereby indemnify Acquirer severally and
           --------------
          not jointly for any transfer taxes incurred as a result of the contribution of the Partnership Interests. This indemnity shall survive for a period of 18 months from the date of Closing.

     6.5.  Liabilities of the Partnerships.  Acquirer hereby indemnifies
           -------------------------------
          Contributors against any and all claims and liabilities arising, from the partnerships whose interests are being contributed, on or after the date of Closing based on facts and circumstances first existing on or after the date of Closing.

7.   Conditions to Closing.
     ---------------------

     7.1.  Conditions to Contributors' Obligations.  The obligation of
           ---------------------------------------
          Contributors to complete the contributions described herein on the Closing date under this Agreement is subject to the fulfillment on or prior to the Closing date of the following conditions, any one or more of which may be waived by Contributors in advance of Closing in writing, or by Closing notwithstanding the non-satisfaction of such condition:

          7.1.1.  Payment of the Acquisition Consideration.  Contributors shall
                  ----------------------------------------
                  have received the Acquisition Consideration as provided herein.

          7.1.2.  Acquirer's Representations and Warranties.  All
                  -----------------------------------------
                  representations and warranties of Acquirer contained herein shall be true and correct in all material respects on the date of this Agreement and on the Closing date.

          7.1.3.  Execution and Delivery of the Closing Documents.  Acquirer
                  -----------------------------------------------
                  shall have executed and delivered each of the documents, agreements and other instruments to be executed and delivered by Acquirer hereunder at or before the Closing.

          7.1.4.  Other Conditions.  Any other matter expressly set forth herein
                  ----------------
                  as a condition to Contributors' obligation to close or as a matter to be completed or effected prior to Closing.

     7.2.  Conditions to Acquirer's Obligation.  The obligation of Acquirer to
           -----------------------------------
          complete the contributions described herein on the Closing date under this Agreement is subject to the fulfillment on or prior to the Closing date of the following conditions, any one or more of which may be waived by Acquirer in advance of Closing in writing, or by Closing notwithstanding the non-satisfaction of such condition:

          7.2.1.  Contributors' Representations and Warranties.  All
                  --------------------------------------------
                  representations and warranties of Contributors contained herein shall be true and correct in all material respects on the date of this Agreement and on the Closing date.

          7.2.2.  Execution and Delivery of the Closing Documents.  Contributors
                  -----------------------------------------------
                  shall have executed and delivered each of the documents, agreements and other instruments to be executed and delivered by Contributors hereunder at or before the Closing.

          7.2.3.  Receipt of Estoppels.  Acquirer shall have received tenant
                  --------------------
                  estoppels in the form attached hereto as Exhibit E and consistent with the Rent Roll attached hereto as Exhibit F from 80% of those tenants who lease over 20,000 square feet and from 70% of the balance. Notwithstanding that the foregoing expresses a condition of Acquirer's obligation to close, Contributors shall not be in default hereunder solely by reason of the fact that the required amount of tenants have not responded to Acquirer's request for estoppels.

          7.2.4.  The Assets of the Partnerships.  On the date of Closing, the
                  ------------------------------
                  partnerships whose interests are being contributed will own the partnership interests listed in Schedule H hereto, and the New World Partnerships will own the Properties listed in
                  Schedule I hereto upon which no material adverse encumbrance or lien shall have been recorded or allowed to attach after December 1, 1997. All cash and assets, (other than such
                                                          -----
                  partnership interests, real property and any personal property owned by the New World Partnerships and located on and used in the operation of such

                  Properties as set forth in Schedule J hereto and any intangible personal property owned by the New World Partnerships in connection with the Properties, including warranties from contractors on the improvements, roof warranties, equipment warranties, and rights under leases and service contracts), shall either be distributed out of the partnerships to Contributors immediately prior to Closing and/or retained in the partnerships and will be applied to the Acquisition Consideration Adjustment pursuant to Section 2.4 hereof.

          7.2.5.  No Material Adverse Effect on the Aggregate Value of the
                  --------------------------------------------------------
                  Assets.  From the date hereof until the date of Closing, there
                  ------
                  shall have been no material casualty or condemnation of any of the Properties, no material adverse change to the environmental or physical condition of the Properties, no material default by a tenant leasing over 20,000 square feet of the Properties and no default under the New York Life Insurance Company loans, which in any case has resulted in a material adverse effect on the aggregate value of all of the assets being contributed. If Acquirer waives this condition or if such casualty or condemnation has not resulted in a material adverse effect on the aggregate value of all of the assets being contributed, then Acquirer shall be entitled to an assignment of Contributors' rights in all insurance proceeds or condemnation award or settlements in connection with such casualty or condemnation, less amounts used by Contributors to repair the casualty damage.

          7.2.6.  Consent of New York Life Insurance Company.  New York Life
                  ------------------------------------------
                  Insurance Company shall have consented to the assumption of its loans, and shall have agreed to modify its loan agreements to exclude the issuance and transfer of securities of Weeks Corporation and of Acquirer from its "due on sale" provisions.

          7.2.7.  No Dissolution of the Partnerships.  Contributors shall have
                  ----------------------------------
                  amended the limited partnership agreements of Codina/Tradewind, Ltd., Codina/Tradewind No. 4, Ltd., Codina/Tradewind No. 5, Ltd., Raha Associates, Ltd. and Raha Associates II, Ltd., to the extent necessary, to provide that a transfer of any partnership interest of each such partnership as contemplated herein will not result in a dissolution of such partnership.

          7.2.8.  Other Conditions.  Any other matter expressly set forth herein
                  ----------------
                  as a condition to Acquirer's obligation to close or as a matter to be completed or effected prior to Closing.

     7.3.  Condition to Both Parties' Obligations.  If the New York Life
           --------------------------------------
          Insurance Company loan assumption fee exceeds 1% of the assumed loan balance, the Parties shall have mutually agreed how such excess shall be paid.

8.   Closing.  Acquirer and Contributors hereby agree that the acquisition and
     -------
     contribution contemplated hereby (the or this "Transaction") shall be consummated as follows:

     8.1.  Closing Date.  The Transaction shall close ("Closing") as soon as
           ------------
           practicable, but no later than January 9, 1998 unless all of the parties consent to a later date. Time shall be of the essence in respect of such Closing. The Closing shall take place in the offices of White & Case, 200 South Biscayne Blvd., Suite 4900, Miami, Florida or at such other location as Acquirer and Contributors shall mutually determine, and the Acquisition Consideration shall be received by Contributors no later than 12:00 p.m. Eastern Standard Time on the Closing date.

     8.2.  Title Transfer and Payment of Acquisition Consideration.
           -------------------------------------------------------
           Contributors agree to assign Contributors' title to the Partnership Interests to Acquirer by an assignment of partnership interests in the form attached hereto as Exhibit G (the "Assignment and Assumption"), concurrently with payment of the Acquisition Consideration by Acquirer as set forth below. Acquirer agrees to deliver the cash portion of the Acquisition Price specified in
           Section 2 hereof (and Schedule B hereto) on the Closing date in accordance with the time requirements set forth in Section 7.1 hereof, to such accounts as Contributors shall designate.

     8.3.  Closing Costs.  Each party shall pay its own legal and accounting
           -------------
           fees. All other closing costs shall be allocated among the parties as follows:

          8.3.1.  Due Diligence Costs.  Acquirer shall pay all of its due
                  -------------------
                  diligence costs, including the costs and expenses arising in connection with environmental, survey, title insurance and building inspection.

          8.3.2.  Loan Assumption Costs.  Acquirer shall pay all of the costs
                  ---------------------
                  related to the assumption of the New York Life Insurance Company mortgage loans, including all transfer and documentary taxes, lender's counsel fees and any loan assumption fee charged by New York Life Insurance Company up to a maximum of 1% of the assumed loan balance. The foregoing notwithstanding, if New York Life Insurance Company charges a higher fee, neither Acquirer nor Contributors shall be obligated to pay such excess.

          8.3.3.   Brokerage Commissions.  Each Contributor represents that it
                   ---------------------
                   has not dealt with any brokers other than Goldman, Sachs & Co. and Archon Management Services, LP, regarding the transaction described herein. Acquirer represents that there are no, and hereby indemnifies Contributors from and against any, brokerage commissions or finders' fees resulting from any action taken by it or any person acting or purporting to act on its behalf. Contributors will pay the amounts due Goldman, Sachs and/or Archon. Contributors' liability hereunder shall survive for a period of 18 months from the date of Closing.

     8.4.  Closing Documents.  At the Closing, the parties shall execute and
           -----------------
          deliver or cause to be delivered the following documents, in addition to such other documents as are delivered at the Closing in accordance with the other provisions of this Agreement:

          8.4.1.  Assignment.  Acquirer and Contributors shall execute and
                  ----------
                  deliver the Assignment and Assumption in the form attached hereto as Exhibit G.

          8.4.2.  Amendment to Acquirer's Partnership Agreement.  Acquirer and
                  ---------------------------------------------
                  Contributors shall execute and deliver an amendment to the Second Amended and Restated Agreement of Limited Partnership of Weeks Realty, L.P. in the form attached hereto as Exhibit B.

          8.4.3.  Registration Rights Agreement.  Weeks Corporation, Acquirer
                  -----------------------------
                  and Contributors shall execute and deliver the Registration Rights Agreement in the form attached hereto as Exhibit C.

          8.4.4.  Management and Leasing Agreements.  At the Closing, the
                  ---------------------------------
                  existing management and leasing agreements shall be canceled.

          8.4.5.  Partnership Certificates.  Acquirer will promptly file new
                  ------------------------
                  partnership certificates for Codina/Tradewind, Ltd., Codina/Tradewind No. 4, Ltd. and Raha Associates, Ltd. reflecting the withdrawal of Contributors and the admission of Acquirer and Acquirer's designated affiliate. Upon the closing of the sale described in Section 5.1 hereof, Acquirer will file new partnership certificates for Codina/Tradewind No. 5, Ltd. and Raha Associates

                  II, Ltd. reflecting the withdrawal of Contributors, the Raha II Corporation and the Codina No. 5 Corporation and the admission of Acquirer and Acquirer's designated affiliate.

9.   Default and Remedies; Termination.
     ---------------------------------

     9.1.  Acquirer.  If Contributors default in the performance of any of
           --------
          Contributors' material obligations or agreements contained herein and required to be performed prior to the Closing, and if Acquirer is not then in default of any of its obligations and agreements contained herein, then Acquirer may elect one of the following as Acquirer's sole and exclusive remedy: either (i) terminate this Agreement by giving written notice of termination and the reasons therefor to Contributors, and thereafter neither Contributors nor Acquirer shall have any further obligations or liabilities one to the other hereunder; or, (ii) bring an equitable action of specific performance
                     --
          by Contributors of the terms of this Agreement (by which Acquirer shall be deemed to have waived all actions, rights or claims for damages with respect to such default).

     9.2.  Contributors.  If Acquirer defaults in the performance of any of
           ------------
          Acquirer's material obligations or agreements contained herein and required to be performed prior to Closing, and Contributors are not then in default of any of their material obligations or agreements contained herein, then Contributors may elect (as their sole and exclusive remedy) to either (i) terminate this Agreement by giving written notice of termination and the reasons therefor to Acquirer in which event neither Contributors nor Acquirer shall have any further obligations or liabilities one to the other hereunder; or, (ii) bring
                                                                 --
          an equitable action of specific performance by Acquirer of the terms of this Agreement (by which Contributors shall be deemed to have waived all actions, rights or claims for damages with respect to such default).

10.  Additional Miscellaneous Covenants.
     ----------------------------------

     10.1.  Notices.  Any notice, request, demand, instruction or other
            -------
          communication to be given to either party hereunder (except those required to be delivered at Closing) shall be in writing, and shall be deemed to be delivered upon the earlier to occur of (i) actual receipt if delivered by hand or by commercial courier to the address indicated or (ii) the third (3rd) Business Day after deposit in registered or certified United States Postal Service mail, return receipt requested, postage prepaid, addressed as follows:

            IF TO ACQUIRER:
            ---------------

            Weeks Corporation
            4497 Park Drive
            Norcross, GA 30093
            Attention:  Thomas D. Senkbeil, Vice Chairman and CIO
                        David Stockert, Sr. Vice President and CFO

            COPIES TO:
            ----------

            King & Spalding
            191 Peachtree Street
            Atlanta, GA 30303
            Attention:  William B. Fryer, Esq.
                        William J. Armstrong, Esq.

            IF TO CONTRIBUTORS:
            -------------------

            Tisch Family Interests
            667 Madison Avenue
            8th Floor
            New York, NY 10021
            Attention:  Thomas Steinberg, President

            The Benenson Capital Company
            708 Third Avenue
            28th Floor
            New York, NY 10017
            Attention:  Richard Kessler, Managing Director

            Codina Group, Inc.
            2 Alhambra Plaza
            Penthouse II
            Coral Gables, FL 33134
            Attention:  Henry Befeler, CFO

            COPIES TO:
            ---------

            Sullivan & Cromwell
            125 Broad Street
            New York, NY 10004
            Attention:   Joseph Shenker, Esq.

            White & Case
            200 South Biscayne Blvd.
            Suite 4900
            Miami, FL 33131
            Attention:  K. Laurence Gragg, Esq.

          The addresses and addressees for the purpose of this Paragraph may be changed (and the number of addressees, up to a maximum of four (4) in the aggregate per party, may be increased) by either party by giving written notice of such change to the other party in the manner provided herein.

     10.2.  Limited and Several Liability of Contributors.  Acquirer agrees that
            ---------------------------------------------
          any recourse for payment or damages it may have against Contributors under this Agreement, including damages for a misrepresentation, breach of warranty or indemnity obligation hereunder shall be several and not joint (so that any such liability shall be paid 50% by Codina and CFI and 25% by each of Benenson and Tisch) and shall be limited solely and exclusively to the cash sale proceeds and Common Units (and to the extent they have been sold, the net proceeds from such sale) received by such liable Contributor as set forth in Schedule B hereto. In no event whatsoever shall any recourse be to any other assets owned by any Contributor and no Contributor shall have any personal liability hereunder.

     10.3.  Attorneys' Fees.  In the event it becomes necessary for either
            ---------------
          Acquirer or Contributors to file a suit to enforce this Agreement or any provisions contained herein, the prevailing party in such suit shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in connection with such suit.

     10.4.  Severability.  If any provision hereof shall be held to be invalid,
            ------------
          illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, or parts thereof, shall not in any way be affected or impaired thereby.

     10.5.  Counterparts.  This Agreement may be executed in any number of
            ------------
          identical counterparts, all of which shall together constitute one and the same instrument.

     10.6.  Entire Agreement and Modification.  This Agreement constitutes the
            ---------------------------------
          entire agreement between Acquirer and Contributors with respect to the subject matter hereof and supersedes all prior agreements and understandings (if any) relating to the subject matter hereof. This Agreement cannot be amended, modified or altered, or any provision waived, except by an agreement in writing executed by both Acquirer and Contributors.

     10.7.  Binding Effect.  This Agreement shall be binding upon the parties
            --------------
          and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective permitted assigns.

     10.8.  No Third Part Beneficiaries.  This Agreement does not create, and
            ---------------------------
          shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

     10.9.  Headings. Paragraph headings are for convenience of reference only
            --------
          and shall in no way affect the interpretation of this Agreement.

     10.10.  Governing Law.  THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK SHALL
             -------------
          GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT.

     10.11.  Full Execution.  This Agreement shall be deemed fully executed and
             --------------
          binding upon Acquirer and Contributors if, as and when both Acquirer and Contributors have executed this Agreement as set forth below.

     10.12.  Confidentiality.  Neither party hereto shall issue any press
             ---------------
          release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior consent of the other party hereto (which consent shall not be unreasonably withheld).

     10.13.  Radon Gas.  RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT,
             ---------
          WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY HEALTH UNIT.

     10.14.  Business Day.  As used herein, "Business Day" shall mean any day
             ------------
          other than (i) Saturday and Sunday or (ii) a day on which the banks in New York State, Georgia or Florida are permitted or required to close.

     10.15.  Including: Herein, Hereof etc.  As used herein: the term
             ------------------------------
          "including" or "include" shall be deemed to be followed by the phrase "without limitation", and, unless the context shall otherwise require, the terms

"herein", "hereunder" and "hereof" shall each refer to this Agreement as a whole and not to the particular paragraph or provision in which such term is used.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto in multiple counterparts and is effective as of the date first above stated.


               CONTRIBUTORS:

               /s/ Armando Codina
               ------------------
               ARMANDO CODINA


               CODINA WEST DADE DEVELOPMENT CORPORATION

                    By: /s/ Armando Codina
                        -------------------------------


               CODINA FAMILY INVESTMENTS, LTD.

                    By: /s/ Armando Codina
                        -------------------------------


               THE BENENSON CAPITAL COMPANY

                    By: /s/ Charles B. Benenson
                        -------------------------------


               RAHA ASSOCIATES, INC.

                    By: /s/ Charles B. Benenson
                        -------------------------------


               /s/ Laurence Tisch
               -----------------------
               LAURENCE TISCH

               /s/ Preston Tisch
               -----------------------
               PRESTON TISCH

          RAHA ASSOCIATES II, INC.

               By: /s/ Charles B. Benenson
                   -----------------------------


          CODINA WEST DADE DEVELOPMENT CORPORATION NO. 5

               By: /s/ Armando Codina
                   -----------------------------


          /s/ Charles B. Benenson
          --------------------------
          CHARLES B. BENENSON (for the purpose of Section 5.2)



          ACQUIRER:  WEEKS REALTY, L.P.
                     By:  WEEKS GP HOLDINGS, INC., general partner

                         By: /s/ A. R. Weeks, Jr.
                             --------------------------


          WEEKS CORPORATION (for the purpose of Sections 3.5, 6.1.3 and
          8.4.3)

               By: /s/ A. R. Weeks, Jr.
                   --------------------------
                                      -23-